SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Global High Income Fund Inc. was held on September 25, 2015 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:





No. Shares
Robert D.
Agdern

Affirmative
 25,088,300
Withhold
     716,543



Leslie H. Gelb

Affirmative
24,919,994
Withhold
    884,849

William R.
Hutchinson

Affirmative
25,000,838
Withhold
           804,005



Jane Trust*

Affirmative
 25,077,433
Withhold
     727,410





At November 30, 2015, in addition to Robert D. Agdern, Leslie H. Gelb, William
R. Hutchinson and Jane Trust the other Directors of the Fund were as follows:

Carol L. Colman
Daniel P. Cronin
Paolo M. Cucchi
Eileen A. Kamerick
Riordan Roett

* Effective August 1, 2015, Jane Trust was appointed by the Board to the position of Chairman, President and Chief Executive of the Fund.